Exhibit 10.4


                                INFORMEDIX, INC.
                             GEORGETOWNE OFFICE PARK
                               5880 HUBBARD DRIVE
                            ROCKVILLE, MD 20852-4821

            FAX: 301-984-9096                           TEL: 301-984-1566

                                                                 Ref:   20030519
                                                                October 23, 2003

Arthur T. Healey
2508 Hunsberger Drive                                 Tel: 1-610-780-9251
Limerick, PA                                    eMail: Art.Healey@InforMedix.com
      19468

                              EMPLOYMENT AGREEMENT

Dear Art:

      The purpose of this letter agreement (the "Agreement") is to confirm the engagement of Employee, Art Healey ("Employee"), as an employee of InforMedix, Inc. (the "Company") as Chief Financial Officer (CFO) and General Counsel for InforMedix, Inc. It is the intent of each party to clarify the terms of this Agreement in a more definitive agreement (the "Definitive Agreement") to be drafted by Company's legal counsel. The following describes the Company's business, and within this business, the responsibilities of the position of CFO and General Counsel for InforMedix, Inc.
      InforMedix is a company that manufactures and will begin to market a portable, patient-based, medical device that monitors patient medication compliance, health status, and quality of life for clinical trials. The product electronically links patients and healthcare professionals via an Internet-accessible database to reduce the time-to-market for new drugs, improve data integrity and patient safety in clinical trials, improve health outcomes and reduce healthcare costs. The Mission of the company is "To Improve Patient
Medication Compliance for a Healthier World." The Company holds the pioneer patent portfolio in this field.

1.        DUTIES

           A. This position reports to both the Chairman and CEO and the President and COO. The CFO is also an officer of the corporation.
       The primary responsibilities as CFO are to: develop sales forecasts; present to the investment community and shareholders on road shows and at annual meetings, respectively; provide financial proforma modeling; develop relevant financial statements for accounting purposes; provide liaison with any auditing entities for purposes of financial reporting; support post-merger activities; and to work with subcontractors for payroll, tax withholdings, accounts payable and other matters relevant to the financial operations, and financial reporting requirements of the Corporation. The CFO will work closely with sales and marketing, R&D, manufacturing and customer service to develop divisional budgets, and pricing models to support sales efforts.


                                                                      INFORMEDIX
                                                                     PAGE 1 OF 5

HEALEY EMPLOYMENT AGREEMENT


      The CFO will work with the President and COO to determine the most effective methods for cash use and management, such as the management of inventory levels, parts, payments and the invoicing and receipt of cash to/from customers. In addition, the CFO is responsible for dealing with all vendor payments or payment methods to vendors with consideration of budget constraints of the Corporation.
      From time to time, Mr. Healey will also interface with the Finance and Audit Committee. He may be asked to work with this arm of the Board independent of the management team to provide appropriate incentive compensation plan information of competitive packages from companies of like or similar size; and/or to create models and forecast to assist the Committee in its efforts.


      B. As General Counsel Employee shall perform the following:

            (1) Assist the CEO and Chairman, President and COO, and Board of Directors as needed in advising the Corporation on matters of corporate law, and in negotiating various transactions;

            (2) Draft Agreements and other legal documents on behalf of the Corporation; and

            (3)   Supervise the work of the Company's outside legal counsel.

      C. Employee is expected to work effectively in an early-stage, fast moving environment.

      D. Employee must be a successful team builder with the ability to inspire and motivate others as the Corporation expands. The Employee's position requires an individual that will thrive in an early-stage company culture, be willing and able to work with the existing management team to build a strong market presence.

2.    COMPENSATION AND BENEFITS

      A. As compensation for Employee's services under this Agreement, the Company agrees to a salary of $150,000 paid in 24 equal installments. In addition, there will be a bonus of up to 20% of salary based upon achieving milestones, to be determined by the Compensation Committee of the Board of Directors.

      B. Employee will be eligible to participate in the distribution of the Employee Bonus Pool established by the Compensation Committee of the Board.

      C. Employee will receive an allowance for moving expenses of $20,000 to be paid contemporaneously at the time the employee moves to the Rockville area .

      D. Employee will receive the standard employee health benefit package including the ability to purchase family health benefits using pre-tax compensation dollars.

                                                                      INFORMEDIX
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HEALEY EMPLOYMENT AGREEMENT


      E. Employee will be issued stock options for a minimum of 112,500 shares of InforMedix Holdings, Inc. common stock with an exercise price of $.50 per share to be the same as the PIPE price, said options vesting according to milestones established by the Compensation Committee. If the incentive option pool is adjusted through a stock split, reverse stock split, or other form of recapitalization, then Employee's number of options shall be ratably adjusted. Employee shall participate in increases in the stock option pool as determined by the Compensation Committee.

F. Employee shall continue to be reimbursed for travel expenses related to all business travel including weekly office commute as is the current practice.


      G. Employee shall be entitled to a total of twenty-six (26) days of annual paid time off ("Annual PTO"), as defined below, during this Employment Agreement. Annual PTO days not used by the Employee during one twelve month period may be accrued and used during the next twelve (12) months. Annual PTO includes the following time taken off from work for the Corporation for any of the following reasons: vacations; national holidays; illness; personal use; or any other purpose not otherwise restricted or prohibited by this Employment Agreement.

3.    INTELLECTUAL PROPERTY

      A. The Employee shall promptly disclose, grant and assign ownership to the Corporation for its sole use and benefit, any and all inventions, improvements, information, copyrights, trademarks, service marks, intellectual property, and suggestions (whether patentable or not), for devices and/or products that hold medication, and/or devices, products, and/or programs that provide medication, whose function is prompting for, and ascertaining medication compliance, and/or are portable technologies that are used by patients to capture data on medication compliance and/or health status, which Employee may develop, acquire, conceive or reduce to practice while employed by the Corporation (whether or not during usual working hours), together with all patent applications, letters patent, copyrights, trademarks, service marks, and other intellectual property (collectively "Intellectual Property"), and reissues thereof that may at any time be granted for or upon any such invention, improvement or information.

3.        TERM OF ENGAGEMENT

      A. The three-year term of this Employment Agreement shall be effective July 1, 2003. Until such time Company receives funding of $1.5 million, Employee will receive half his compensation in the form of cash and half in the form of stock options. Employee will receive two options for each dollar of compensation deferred exercisable into one share of common stock each at $1.00 per share. Employee will begin to receive full compensation in cash when the Company receives equity funding of $1.5 million or more. This Agreement is an employment-at-will Agreement; however, if greater than 50% control of the Company is acquired by a strategic investor, all issued and unvested options accelerate and vest immediately.


                                                                      INFORMEDIX
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HEALEY EMPLOYMENT AGREEMENT


      B. Termination without Cause.

            Upon the termination of the Employee's employment under this Employment Agreement pursuant to Termination without Cause, neither the Employee nor the Employee's beneficiary or estate shall have any further rights or claims against the Corporation under this Employment Agreement, except to receive the following:

            (1) The unpaid portion of the annual Salary computed on a pro rata basis to the date of such termination; and,

            (2) Reimbursement for any expenses for which the Employee shall not have already been reimbursed; and,

            (3) Payment of all unused vacation time accrued through the date of termination; and,

            (4) Salary, for the following number of months:

                  (a) During the first year of this  Employment  Agreement - two
            (2) months of Salary; plus,

                  (b) One (1)  additional  month  of  Salary  for  each  year of employment for the Corporation beyond the first year, to a maximum of a total of six (6) months of Salary.

            (5) On the date of a Termination without Cause, all unvested options, warrants, and other rights granted to the Employee to purchase stock of the Corporation, shall immediately vest.

4.    GENERAL PROVISIONS

      A.    This Agreement:

            (1) Shall be contingent upon Employee resigning from and ending any affiliation with BioMedical Development Group (except for stock ownership);

            (2) Shall be governed by and construed in accordance with the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof;

            (3) Incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto (except Company agrees that it will pay Employee $5,450 for past services earned as an independent contractor upon the closing of the first tranche in the Meyers Associates PIPE transaction.;

            (4) May not be amended or modified except in a writing executed by the Company and Employee; and

                                                                      INFORMEDIX
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HEALEY EMPLOYMENT AGREEMENT


      B. During the Term of Employment, the Employee shall not be engaged in any other business activity without the express written consent of the Corporation. Employee shall be entitled to wind down his business affairs with existing clients within a reasonable period of time. Such clients include the following: ParagonRx, LLC, and ProMetrics Consulting, Inc., and APA Transport Corporation.

      C. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same Agreement.

      Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us an executed copy of this letter.


                                                  Very truly yours,
                                                  INFORMEDIX, INC.


                                                  BY: /s/ Bruce A. Kehr
                                                      --------------------------
                                                      BRUCE A. KEHR, M.D.
                                                      CHAIRMAN AND CEO
ACCEPTED AND AGREED:

/s/ Arthur Healey                           October 23, 2003
--------------------------------            ------------------------------------
ART HEALEY                                            DATE





                                                                      INFORMEDIX
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